Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2017 SECOND QUARTER RESULTS AND ANNOUNCES INCREASE TO ITS STOCK REPURCHASE PROGRAM

-New Home Orders up 15% Year-Over-Year on a 6% Increase in Average Selling Communities-
-Reports Net Income Available to Common Stockholders of $32.7 Million, or $0.21 per Diluted Share-
-Home Sales Revenue of $568.8 Million and Homebuilding Gross Margin Percentage of 20.1%-
-Repurchased $99.2 Million of Common Stock at a Weighted Average Price of $12.43-
-Issued $300 Million Aggregate Principal Amount of 5.25% Senior Notes Due 2027-
-Authorizes Additional $50 Million for Share Repurchases-
Irvine, California, July 26, 2017 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the second quarter ended June 30, 2017. The Company also announced that its Board of Directors has authorized the repurchase of up to an additional $50 million of Company common stock under its existing stock repurchase program (the “Repurchase Program”), increasing the aggregate authorization from $100 million to $150 million.
Results and Operational Data for Second Quarter 2017 and Comparisons to Second Quarter 2016

•	Net income available to common stockholders was $32.7 million, or $0.21 per diluted share, compared to $73.9 million, or $0.46 per diluted share

◦
2016 included two land transactions representing $61.6 million in land and lot sales revenue and $52.7 million in land and lot gross margin, with no significant comparable transactions in the current year

•	New home orders of 1,445 compared to 1,258, an increase of 15%

•	Active selling communities averaged 126.8 compared to 119.5, an increase of 6%

◦	New home orders per average selling community were 11.4 orders (3.8 monthly) compared to 10.5 orders (3.5 monthly)

◦	Cancellation rate of 15% compared to 13%, an increase of 200 basis points

•	Backlog units at quarter end of 2,108 homes compared to 1,798, an increase of 17%

◦	Dollar value of backlog at quarter end of $1.3 billion compared to $1.0 billion, an increase of 31%

◦	Average sales price in backlog at quarter end of $635,000 compared to $571,000, an increase of 11%

•	Home sales revenue of $568.8 million compared to $556.9 million, an increase of 2%

◦	New home deliveries of 1,071 homes compared to 994 homes, an increase of 8%

◦	Average sales price of homes delivered of $531,000 compared to $560,000, a decrease of 5%

•	Homebuilding gross margin percentage of 20.1% compared to 22.3%, a decrease of 220 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 22.5%*

•	SG&A expense as a percentage of homes sales revenue of 11.6% compared to 11.3%, an increase of 30 basis points

•	Ratios of debt-to-capital and net debt-to-net capital of 47.6% and 45.8%*, respectively, as of June 30, 2017

•	Successfully issued $300 million aggregate principal amount of 5.25% Senior Notes due 2027

•	Extended existing unsecured revolving credit facility maturity date by two years to May 18, 2021, while decreasing total commitments from $625 million to $600 million

•	Ended second quarter of 2017 with cash of $114.9 million and $442.2 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
“I am pleased to announce that TRI Pointe Group recorded another quarter of strong operational and financial performance for the second quarter of 2017, highlighted by a 15% increase in net new home orders and net income of $32.7 million, or $0.21 per diluted share,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “We met or exceeded our previously stated guidance for backlog conversion, homebuilding gross margin and quarter-end community count, and put ourselves in a great position to achieve our goals for the back half of the year, thanks in part to a 31% increase in the dollar value of our backlog. These results are a testament to the overall health of the housing market, TRI Pointe’s strong market positioning and our ongoing commitment to operational excellence.”
Second Quarter 2017 Operating Results
Net income available to common stockholders was $32.7 million, or $0.21 per diluted share in the second quarter of 2017, compared to net income available to common stockholders of $73.9 million, or $0.46 per diluted share for the second quarter of 2016.  The decrease in net income available to common stockholders was primarily driven by two land transactions in the second quarter of 2016 representing $61.6 million in land and lot sales revenue and $52.7 million in land and lot gross margin, with no comparable transactions in the current year period.
Home sales revenue increased $11.9 million, or 2%, to $568.8 million for the second quarter of 2017, as compared to $556.9 million for the second quarter of 2016.  The increase was primarily attributable to an 8% increase in new home deliveries to 1,071, offset by a 5% decrease in average selling price of homes delivered to $531,000 compared to $560,000 in the second quarter of 2016.
New home orders increased 15% to 1,445 homes for the second quarter of 2017, as compared to 1,258 homes for the same period in 2016.  Average selling communities increased 6% to 126.8 for the second quarter of 2017 compared to 119.5 for the second quarter of 2016. The Company’s overall absorption rate per average selling community for the second quarter of 2017 was 11.4 orders (3.8 monthly) compared to 10.5 orders (3.5 monthly) during the second quarter of 2016.
The Company ended the quarter with 2,108 homes in backlog, representing approximately $1.3 billion. The average sales price of homes in backlog as of June 30, 2017 increased $64,000, or 11%, to $635,000 compared to $571,000 at June 30, 2016.
Homebuilding gross margin percentage for the second quarter of 2017 decreased to 20.1% compared to 22.3% for the second quarter of 2016; however, it increased 130 basis points sequentially from the first quarter of 2017.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 22.5%* for the second quarter of 2017 compared to 24.4%* for the second quarter of 2016.  The decrease in homebuilding gross margin percentage was largely due to the mix of homes delivered, in particular a lower portion of homes delivered from our long-dated California communities, which produce gross margins above the Company average.
Selling, general and administrative ("SG&A") expense for the second quarter of 2017 increased to 11.6% of home sales revenue as compared to 11.3% for the second quarter of 2016 due to the incremental general and administrative costs associated with growing our Company.
“TRI Pointe continues to be at the forefront of homebuilding, with unique home designs and thoughtfully engineered communities that cater to the lifestyles of today’s homebuyers,” said TRI Pointe Group Chief Operating Officer Tom Mitchell. “We have placed an added emphasis on creating living spaces that appeal to two of the biggest buyer segments in the marketplace - Millennials and Active Adults - and our strong performance this quarter is a direct result of these efforts. We believe that our commitment to homebuilding design and innovation gives us a competitive advantage over other production homebuilders, and creates long-term value for our stockholders.”
* See “Reconciliation of Non-GAAP Financial Measures”

Outlook
For the third quarter of 2017, the Company expects to open 10 new communities, and close out of 19, resulting in 122 active selling communities as of June 30, 2017.  In addition, the Company anticipates delivering approximately 50% to 55% of its 2,108 units in backlog as of June 30, 2017 at an average sales price of approximately $570,000.  The Company anticipates its homebuilding gross margin percentage to be in a range of 19.0% to 20.0% for the third quarter.
For the full year 2017, the Company is lowering its original guidance of growing average selling communities by 10% to 8% due to the higher than anticipated absorption rate through the second quarter of 2017, causing early close out of communities. In addition, the Company is raising the lower end of its anticipated delivery range from 4,500 to 4,600 homes, resulting in a delivery range between 4,600 and 4,800 homes. The Company is reiterating its original guidance of a full year average sales price of $570,000, a homebuilding gross margin percentage in a range of 20.0% to 21.0% and a SG&A expense ratio in the range of 10.2% to 10.4% of home sales revenue.  In addition, the Company is raising its original guidance of land and lot sales gross margin to approximately $50 million, from $45 million, most of which is expected to be realized in the third quarter of 2017.
Stock Repurchase Program
On July 25, 2017, our Board of Directors authorized the repurchase of up to an additional $50 million of Company common stock under the Company's existing Repurchase Program, increasing the aggregate authorization from $100 million to $150 million. Under the Repurchase Program, the Company may repurchase shares of its outstanding common stock with an aggregate value of up to $150 million through March 31, 2018. Purchases of common stock pursuant to the Repurchase Program may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  We are not obligated under the Repurchase Program to repurchase any specific number or amount of shares of common stock, and we may modify, suspend or discontinue the program at any time.  Our management will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of our common stock, corporate requirements, general market economic conditions and legal requirements. For the three months ended June 30, 2017, we repurchased and retired 7,979,618 shares of our common stock under the Repurchase Program at a weighted average price of $12.43 per share for a total cost of $99.2 million. For the six months ended June 30, 2017, we repurchased and retired 8,019,005 shares of our common stock under the Repurchase Program at a weighted average price of $12.43 per share for a total cost of $99.7 million. With the increase to the Repurchase Program, the total remaining authorization for future repurchases under the Repurchase Program is approximately $50.3 million.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, July 26, 2017.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Second Quarter 2017 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13665509.  An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes® in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “goal,” “guidance,” “expect,” “intend,” “outlook,” “project,” “potential,” “plan,” “predict,” “target,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Operating Data:
Home sales revenue	$568,816	$556,925	$11,891	$960,820	$979,980	$(19,160)
Homebuilding gross margin	$114,575	$124,187	$(9,612)	$188,175	$222,743	$(34,568)
Homebuilding gross margin %	20.1%	22.3%	(2.2)%	19.6%	22.7%	(3.1)%
Adjusted homebuilding gross margin %*	22.5%	24.4%	(1.9)%	22.0%	24.8%	(2.8)%
Land and lot sales revenue	$865	$67,314	$(66,449)	$1,443	$67,669	$(66,226)
Land and lot gross margin	$221	$52,854	$(52,633)	$145	$52,430	$(52,285)
Land and lot gross margin %	25.5%	78.5%	(53.0)%	10.0%	77.5%	(67.5)%
SG&A expense	$66,018	$62,932	$3,086	$127,367	$117,784	$9,583
SG&A expense as a % of home sales revenue	11.6%	11.3%	0.3%	13.3%	12.0%	1.3%
Net income available to common stockholders	$32,714	$73,926	$(41,212)	$40,907	$102,476	$(61,569)
Adjusted EBITDA*	$70,522	$132,214	$(61,692)	$98,202	$188,731	$(90,529)
Interest incurred	$19,931	$16,280	$3,651	$38,804	$31,429	$7,375
Interest in cost of home sales	$13,145	$11,438	$1,707	$22,825	$20,268	$2,557

Other Data:
Net new home orders	1,445	1,258	187	2,744	2,407	337
New homes delivered	1,071	994	77	1,829	1,765	64
Average selling price of homes delivered	$531	$560	$(29)	$525	$555	$(30)
Average selling communities	126.8	119.5	7.3	126.6	115.9	10.7
Selling communities at end of period	131	117	14	N/A	N/A	N/A
Cancellation rate	15%	13%	2%	15%	13%	2%
Backlog (estimated dollar value)	$1,339,217	$1,026,219	$312,998
Backlog (homes)	2,108	1,798	310
Average selling price in backlog	$635	$571	$64

				June 30,	December 31,
				2017	2016	Change
Balance Sheet Data:
Cash and cash equivalents				$114,945	$208,657	$(93,712)
Real estate inventories				$3,208,341	$2,910,627	$297,714
Lots owned or controlled				28,892	28,309	583
Homes under construction (1)				2,488	1,605	883
Homes completed, unsold				239	405	(166)
Debt				$1,617,861	$1,382,033	$235,828
Stockholders' equity				$1,777,954	$1,829,447	$(51,493)
Book capitalization				$3,395,815	$3,211,480	$184,335
Ratio of debt-to-capital				47.6%	43.0%	4.6%
Ratio of net debt-to-net capital*				45.8%	39.1%	6.7%
__________

(1)	Homes under construction included 80 and 65 models at June 30, 2017 and December 31, 2016, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2017	2016
Assets	(unaudited)
Cash and cash equivalents	$114,945	$208,657
Receivables	73,003	82,500
Real estate inventories	3,208,341	2,910,627
Investments in unconsolidated entities	18,787	17,546
Goodwill and other intangible assets, net	161,228	161,495
Deferred tax assets, net	117,582	123,223
Other assets	58,111	60,592
Total assets	$3,751,997	$3,564,640

Liabilities
Accounts payable	$63,251	$70,252
Accrued expenses and other liabilities	278,017	263,845
Unsecured revolving credit facility	150,000	200,000
Seller financed loans	—	13,726
Senior notes	1,467,861	1,168,307
Total liabilities	1,959,129	1,716,130

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 151,320,521 and 158,626,229 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1,513	1,586
Additional paid-in capital	788,495	880,822
Retained earnings	987,946	947,039
Total stockholders' equity	1,777,954	1,829,447
Noncontrolling interests	14,914	19,063
Total equity	1,792,868	1,848,510
Total liabilities and equity	$3,751,997	$3,564,640

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Homebuilding:
Home sales revenue	$568,816	$556,925	$960,820	$979,980
Land and lot sales revenue	865	67,314	1,443	67,669
Other operations revenue	600	604	1,168	1,184
Total revenues	570,281	624,843	963,431	1,048,833
Cost of home sales	454,241	432,738	772,645	757,237
Cost of land and lot sales	644	14,460	1,298	15,239
Other operations expense	591	583	1,151	1,149
Sales and marketing	32,330	32,448	59,030	58,769
General and administrative	33,688	30,484	68,337	59,015
Homebuilding income from operations	48,787	114,130	60,970	157,424
Equity in income of unconsolidated entities	1,508	215	1,646	201
Other income, net	44	151	121	266
Homebuilding income before income taxes	50,339	114,496	62,737	157,891
Financial Services:
Revenues	345	379	586	527
Expenses	77	53	151	111
Equity in income of unconsolidated entities	1,294	1,284	1,560	1,999
Financial services income before income taxes	1,562	1,610	1,995	2,415
Income before income taxes	51,901	116,106	64,732	160,306
Provision for income taxes	(19,098)	(41,913)	(23,712)	(57,403)
Net income	32,803	74,193	41,020	102,903
Net income attributable to noncontrolling interests	(89)	(267)	(113)	(427)
Net income available to common stockholders	$32,714	$73,926	$40,907	$102,476
Earnings per share
Basic	$0.21	$0.46	$0.26	$0.63
Diluted	$0.21	$0.46	$0.26	$0.63
Weighted average shares outstanding
Basic	155,603,699	161,826,275	157,335,296	161,882,378
Diluted	156,140,543	162,259,283	157,924,561	162,245,399

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	164	$462	120	$399	283	$448	235	$397
Pardee Homes	372	485	318	562	568	465	526	566
Quadrant Homes	64	620	105	521	127	626	197	509
Trendmaker Homes	133	487	126	502	239	488	214	500
TRI Pointe Homes	243	635	217	704	451	632	418	681
Winchester Homes	95	569	108	553	161	550	175	555
Total	1,071	$531	994	$560	1,829	$525	1,765	$555

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	438	$580	367	$718	737	$576	681	$701
Colorado	37	617	50	509	67	593	88	497
Maryland	69	526	66	499	115	515	114	501
Virginia	26	681	42	638	46	638	61	657
Arizona	164	462	120	399	283	448	235	397
Nevada	140	412	118	359	215	395	175	349
Texas	133	487	126	502	239	488	214	500
Washington	64	620	105	521	127	626	197	509
Total	1,071	$531	994	$560	1,829	$525	1,765	$555

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	162	16.0	191	18.5	346	16.1	392	18.3
Pardee Homes	483	28.8	340	22.3	861	28.6	653	22.7
Quadrant Homes	107	6.8	92	9.0	227	7.3	225	9.0
Trendmaker Homes	129	31.7	133	28.0	280	31.9	255	25.7
TRI Pointe Homes	413	31.5	379	28.2	766	30.7	644	26.8
Winchester Homes	151	12.0	123	13.5	264	12.0	238	13.4
Total	1,445	126.8	1,258	119.5	2,744	126.6	2,407	115.9

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	689	42.5	547	34.4	1,253	42.3	953	33.7
Colorado	51	6.5	33	4.8	104	5.9	76	4.9
Maryland	117	9.0	78	6.5	184	8.6	142	6.4
Virginia	34	3.0	45	7.0	80	3.4	96	7.0
Arizona	162	16.0	191	18.5	346	16.1	392	18.3
Nevada	156	11.3	139	11.3	270	11.1	268	10.9
Texas	129	31.7	133	28.0	280	31.9	255	25.7
Washington	107	6.8	92	9.0	227	7.3	225	9.0
Total	1,445	126.8	1,258	119.5	2,744	126.6	2,407	115.9

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of June 30, 2017			As of June 30, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	311	$156,611	$504	360	$153,107	$425
Pardee Homes	553	369,021	667	401	236,903	591
Quadrant Homes	201	144,204	717	171	99,366	581
Trendmaker Homes	204	105,663	518	177	94,850	536
TRI Pointe Homes	613	428,281	699	516	330,262	640
Winchester Homes	226	135,437	599	173	111,731	646
Total	2,108	$1,339,217	$635	1,798	$1,026,219	$571

	As of June 30, 2017			As of June 30, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	918	$660,548	$720	673	$454,935	$676
Colorado	96	60,686	632	72	39,928	555
Maryland	171	96,443	564	105	64,884	618
Virginia	55	38,994	709	68	46,846	689
Arizona	311	156,611	504	360	153,107	425
Nevada	152	76,068	500	172	72,302	420
Texas	204	105,663	518	177	94,850	536
Washington	201	144,204	717	171	99,367	581
Total	2,108	$1,339,217	$635	1,798	$1,026,219	$571

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	June 30,	December 31,
	2017	2016
Lots Owned or Controlled:
Maracay Homes	3,023	2,053
Pardee Homes	16,162	16,912
Quadrant Homes	1,852	1,582
Trendmaker Homes	1,912	1,999
TRI Pointe Homes	3,494	3,479
Winchester Homes	2,449	2,284
Total	28,892	28,309

	June 30,	December 31,
	2017	2016
Lots Owned or Controlled:
California	16,668	17,245
Colorado	847	918
Maryland	1,742	1,779
Virginia	707	505
Arizona	3,023	2,053
Nevada	2,141	2,228
Texas	1,912	1,999
Washington	1,852	1,582
Total	28,892	28,309

	June 30,	December 31,
	2017	2016
Lots by Ownership Type:
Lots owned	25,308	25,283
Lots controlled (1)	3,584	3,026
Total	28,892	28,309
__________

(1)	As of June 30, 2017 and December 31, 2016, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$568,816	100.0%	$556,925	100.0%
Cost of home sales	454,241	79.9%	432,738	77.7%
Homebuilding gross margin	114,575	20.1%	124,187	22.3%
Add: interest in cost of home sales	13,145	2.3%	11,438	2.1%
Add: impairments and lot option abandonments	507	0.1%	107	0.0%
Adjusted homebuilding gross margin	$128,227	22.5%	$135,732	24.4%
Homebuilding gross margin percentage	20.1%		22.3%
Adjusted homebuilding gross margin percentage	22.5%		24.4%

	Six Months Ended June 30,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$960,820	100.0%	$979,980	100.0%
Cost of home sales	772,645	80.4%	757,237	77.3%
Homebuilding gross margin	188,175	19.6%	222,743	22.7%
Add: interest in cost of home sales	22,825	2.4%	20,268	2.1%
Add: impairments and lot option abandonments	795	0.1%	289	0.0%
Adjusted homebuilding gross margin	$211,795	22.0%	$243,300	24.8%
Homebuilding gross margin percentage	19.6%		22.7%
Adjusted homebuilding gross margin percentage	22.0%		24.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30, 2017	December 31, 2016
Unsecured revolving credit facility	$150,000	$200,000
Seller financed loans	—	13,726
Senior notes	1,467,861	1,168,307
Total debt	1,617,861	1,382,033
Stockholders’ equity	1,777,954	1,829,447
Total capital	$3,395,815	$3,211,480
Ratio of debt-to-capital(1)	47.6%	43.0%

Total debt	$1,617,861	$1,382,033
Less: Cash and cash equivalents	(114,945)	(208,657)
Net debt	1,502,916	1,173,376
Stockholders’ equity	1,777,954	1,829,447
Net capital	$3,280,870	$3,002,823
Ratio of net debt-to-net capital(2)	45.8%	39.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) impairment and lot option abandonments and (g) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net income available to common stockholders	$32,714	$73,926	$40,907	$102,476
Interest expense:
Interest incurred	19,931	16,280	38,804	31,429
Interest capitalized	(19,931)	(16,280)	(38,804)	(31,429)
Amortization of interest in cost of sales	13,185	11,563	22,872	20,393
Provision for income taxes	19,098	41,913	23,712	57,403
Depreciation and amortization	877	732	1,698	1,457
Amortization of stock-based compensation	3,903	3,758	7,744	6,363
EBITDA	69,777	131,892	96,933	188,092
Impairments and lot abandonments	507	107	828	289
Restructuring charges	238	215	441	350
Adjusted EBITDA	$70,522	$132,214	$98,202	$188,731